EXHIBIT 99.1

June 10, 2024

The Board of Directors

Southwest Airlines Co.

2702 Love Field Drive

Dallas, Texas 75235

Dear Members of the Board:

We are writing to you on behalf of funds managed by Elliott Investment Management L.P. (together with such funds, “Elliott” or “we”). Elliott has made an investment of approximately $1.9 billion in Southwest Airlines (“Southwest” or the “Company”), representing an approximately 11% economic interest and making us one of the largest investors in the Company.

Southwest is a legendary airline with a proud history. Since starting service in 1971, Southwest revolutionized the airline industry with an innovative business model built on operational excellence and a commitment to providing customers with a low-cost alternative to the legacy airlines. This winning strategy generated decades of success and allowed Southwest to become the premier U.S. domestic airline, with 47 consecutive years of profitability in a highly competitive and challenging industry. Along the way, Southwest became a beloved brand among customers and a motivating career opportunity for its employees.

Today, however, poor execution and leadership’s stubborn unwillingness to evolve the Company’s strategy have led to deeply disappointing results for shareholders, employees and customers alike. Southwest’s share price has declined by more than 50% in the past three years and has now fallen below the levels at which it traded in March 2020, during the depths of the COVID-related travel shutdowns. And while the U.S. airline industry is seeing record revenues and peer airlines are enjoying very strong profitability, Southwest’s 2024 EBITDAR is expected to be nearly 50% lower than 2018 levels. In addition to negative returns for shareholders, this disappointing financial performance has cost each frontline employee tens of thousands of dollars on average in the form of reduced employee profit-sharing and declines in the value of Southwest stock held by employee retirement plans.

After 18 months of intensive research, we are convinced that Southwest represents the most compelling airline turnaround opportunity in the last two decades. The significant investment we have made reflects our conviction that, with the right leadership, Southwest can regain its status as an industry-leading airline. In this letter and the appended presentation, we lay out our perspectives on how Southwest can reclaim its status and achieve the success that Southwest’s shareholders, employees and customers deserve.

Southwest Today

Southwest’s rigid commitment to an approach developed decades ago has inhibited its ability to compete in the modern airline industry; this ethos pervades the entire business with outdated software, a dated monetization strategy and antiquated operational processes. This failure to modernize is vividly underscored by the December 2022 operational meltdown that was caused by the Company’s outdated technology, which led to Southwest stranding over two million customers over the holidays.

Southwest’s Executive Chairman and its CEO, who have spent a combined 74 years at the Company, have presided over a period of severe underperformance, and they have demonstrated that they are not up to the task of modernizing Southwest. Since his appointment, Southwest CEO Bob Jordan has delivered unacceptable financial and operational performance quarter after quarter, resulting in seven negative guidance revisions in the last 17 months. Operational metrics are pointing in the wrong direction: Southwest’s unit costs – a core priority for a low-cost carrier – have ballooned, while unit revenues have lagged peers. Even as the Company’s performance has deteriorated, Jordan has demonstrated a surprising level of complacency, describing each quarter as “great” or “strong” while the earnings outlook continues to fall. Despite the management team’s assertions that it is “absolutely committed” to bringing per-unit costs under control, management guided costs meaningfully higher for 2024 and revised cost guidance upward again in April.

Southwest’s Board has failed to hold management accountable for poor execution and has been unable to catalyze (or permit) the necessary strategic evolution. Instead, the Board has reinforced an insular culture and outdated thinking in the face of indisputable evidence that change is required. The Board includes no directors with external airline experience, and a majority of the independent directors were recruited by Executive Chairman Gary Kelly. This Board has in turn selected a management team that, of the eight most senior executives, includes only one executive with experience at another airline; the rest have worked at Southwest for an average of over 25 years. The mandate from the Board has been clear: Keep doing things the way they have always been done.

The lack of accountability is best reflected in the Company’s response to the December 2022 operational meltdown. In a clear display of poor leadership, CEO Bob Jordan declined to testify in front of Congress after the meltdown, despite attending a company rally just 40 miles away in Baltimore the prior day. No senior executives were terminated for their role in the meltdown. Most concerning, and in blatant disregard for the affected customers and employees, the Board nearly doubled the compensation of all key executives in the year after the incident.

We believe that new leadership is required at Southwest. While Southwest has a proud history, that history is not an argument for supporting poor leadership and sticking with a strategy that no longer succeeds in the modern airline industry. Rather, Southwest’s legacy necessitates evolution and change to regain industry leadership for its customers, employees and shareholders. As one of Southwest’s largest investors, we are committed to delivering the necessary leadership changes to achieve this goal.

A Stronger Southwest

In the accompanying presentation, “Stronger Southwest,” we outline our views on the challenges the Company faces today and our recommendations to drive improved performance, which we summarize below:

(1)	Enhance the Board of Directors: The Board should be reconstituted with new, truly independent directors from outside of Southwest who have best-in-class expertise in airlines, customer experience and technology.

(2)	Upgrade Leadership: Southwest must bring in new leadership from outside of the Company to improve operational execution and lead the evolution of Southwest’s strategy.

(3)	Undertake a Comprehensive Business Review: Southwest should form a new management and Board-level committee to evaluate all available opportunities to rapidly restore the Company’s performance to best-in-class standards. This review would modernize Southwest’s strategy and operations with a focus on increased customer choice, improved cost execution and updating outdated IT systems, among other opportunities, and it should leverage the fresh perspectives of the new directors to help formulate the optimal go-forward plan for Southwest.

By executing on the Stronger Southwest plan, we believe the Company can return to its rightful position as an industry leader, including generating best-in-class margins and compelling returns for its shareholders. We believe Southwest’s stock can achieve $49 per share within 12 months, representing a highly attractive 77% return during the period. For the Company’s frontline employees who have a meaningful economic stake in Southwest’s success, we estimate the plan would result in approximately $8 billion of incremental long-term value from additional profit-sharing payouts and appreciation of employee-owned stock.

The Stronger Southwest plan puts the Company on a path to more sustainable performance that will better serve customers, employees and shareholders. The plan modernizes Southwest’s approach to ensure that its offering is aligned with customer preferences. It upgrades leadership to improve execution. It drives the efficiency required to continue offering low fares. And it facilitates the necessary investments to run the reliable operation that customers and employees expect.

Next Steps

Southwest became a leading airline by innovating and executing. Today, Southwest’s failure to execute and evolve has led to deteriorating performance, and the Company simply is not living up to its legacy of efficiency and top-tier results. Nevertheless, we are convinced the issues the Company currently faces are addressable with the right leadership and a comprehensive, unbiased evaluation of the available opportunities.

We look forward to collaborating with Southwest to restore accountability and best-in-class financial performance for the benefit of the Company’s employees, customers and shareholders. To that end, we will make ourselves available for a meeting with you at your earliest convenience to discuss these issues in greater detail and to align on the changes that Southwest needs in order to deliver on its significant potential.

Sincerely,

John Pike	Bobby Xu
Partner	Portfolio Manager

ELLIOTT®

Stronger Southwest

June 10, 2024

StrongerSouthwest.com

Disclaimer

THIS PRESENTATION IS FOR DISCUSSION AND INFORMATIONAL PURPOSES ONLY. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF ELLIOTT INVESTMENT MANAGEMENT L.P. AND ITS AFFILIATES (COLLECTIVELY, "ELLIOTT MANAGEMENT") AS OF THE DATE HEREOF. ELLIOTT MANAGEMENT RESERVES THE RIGHT TO CHANGE OR MODIFY ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AND FOR ANY REASON AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO CORRECT, UPDATE OR REVISE THE INFORMATION CONTAINED HEREIN OR TO OTHERWISE PROVIDE ANY ADDITIONAL MATERIALS.

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ELLIOTT
Stronger Southwest
2

Stronger Southwest

01 Executive Summary

02 Southwest Has Underperformed

03 Southwest Requires Change

04 A Stronger Southwest

ELLIOTT

Stronger Southwest 3

About Elliott Investment Management

Founded in 1977, Elliott Investment Management L.P. (together with its affiliates, "Elliott") is one of the oldest private investment firms of its kind under continuous management

Elliott's Approach to Active Investing

- **Extensive Analysis:** Prior to making any investment, Elliott thoroughly researches the opportunity by drawing on internal and external resources
- **Hands-on Effort:** The creation – not just the identification – of value; we believe Elliott's strength is in catalyzing constructive change
- **Team Approach:** The companies with which we engage benefit from Elliott's diverse team of specialized experts in public relations, shareholder engagement, corporate governance, private equity, capital markets, credit, real estate and government relations

Elliott by the Numbers

47	$65.5 billion	130+	125+
Years under continuous management	Assets(1)	Active engagements in last 10 years(2)	Directors placed on boards(2)

Representative Engagements

AT&T, BHP, CN, Crown Castle, eBay, Hess, Howmet Aerospace, Marathon, nrg, Phillips 66, Salesforce, SAP

ELLIOTT

(1) As of 12/31/2023. (2) As of 6/7/2024.

Stronger Southwest 4

Our Analysis of Southwest

Elliott has sought the perspectives of industry executives and advisors to help us evaluate the Company's strategy, market position, operations and opportunities to enhance performance

Former Employees and Industry Execs

We engaged in more than 130 conversations with former Southwest employees and other airline industry executives

Industry Advisors

Elliott has been working with leading industry advisors to help us analyze Southwest's commercial strategy, operations, organization and cost structure to identify potential revenue and efficiency opportunities

Shareholder Survey

An independent third-party shareholder survey firm canvassed both Southwest's shareholders and other airline investors to understand sentiment on Southwest and its peers

Customer Study

We commissioned an extensive passenger airline consumer study with 2,000 respondents to understand customer preferences and drivers of customer choice for Southwest and its peers

After 18 months of extensive research, Elliott is pleased to share its perspectives on Southwest's performance and the steps needed to create a stronger company going forward

ELLIOTT

Stronger Southwest 5

Southwest At a Glance

Southwest is the largest domestic carrier in the U.S., serving more than 137 million customers across a network of 121 destinations in 2023

Leading Domestic Carrier

- **Largest domestic carrier in the U.S.** by passenger volume
- Supported by a fleet of **819 aircraft** and nearly **75,000 employees**

Leading Domestic Market Share

By Domestic Passenger Volumes[1]

22%
19%
18%
15%

Robust Domestic Network

- **#1 market share** in 22 of the top 50 U.S. cities, and #2 share in an additional 10
- **>50%** of passengers fly on routes where **Southwest has 60% or greater share**

Southwest Domestic Network

Southwest Market Share in the Top 50 U.S. Cities[1][2]

#1 Passenger Share
#2 Passenger Share

137 Million Customers[1]	#1 Domestic Market Share	74,695 Employees[3]	819 Aircraft Fleet[3]	121 Airports Served[4]	53 Years Serving Customers

ELLIOTT

Source: Company filings, Cirium as of 6/7/2024. (1) For year ended 12/31/2023. (2) Reflects domestic two-way passenger share. Treats co-located airports as a single market for LA (BUR, LAX, SNA and ONT), Bay Area (OAK, SFO and SJC), Washington (BWI, DCA and IAD), Dallas (DAL and DFW), Houston (HOU and IAH), Chicago (MDW and ORD) and New York City (EWR, JFK and LGA). (3) As of 3/31/2024. (4) As of 12/31/2023.

Stronger Southwest
6

Southwest's Remarkable Legacy

In 1971, Southwest introduced low-cost air travel to its customers. The model was highly innovative for its time and facilitated decades of consistent profitability and growth

Innovative Model

- Began service in 1971 with a highly innovative model for its time, offering no-frills, low-cost air travel
- Model was highly successful and served as the blueprint for many of the world's leading airlines today

Best-in-Class Efficiency

- Simple, highly efficient operation created a strong cost advantage versus legacy carriers
- Low-cost model allowed for low fares which facilitated Southwest's growth

Sustainable Growth

- Grew from three cities in the intra-Texas market to now serving 121 destinations(1) with 819 aircraft(2)
- Southwest has served nearly 3 billion passengers since commencing service in 1971

Consistent Profitability

- 47 consecutive years of profitability before 2020, a notable achievement in the difficult airline industry
- Sustainable profit growth facilitated reinvestment and development of new markets

ELLIOTT
Source: Company filings, Company website. (1) As of 12/31/2023. (2) As of 3/31/2024.
Stronger Southwest 7

“

If you don’t change, you die…

If things change faster outside your company than they change inside your company, you’ve got something to worry about…

What we’re talking about here is your future. If you don’t change, you won’t have one.

Southwest Founder Herb Kelleher, March 2014

”

Source: Southwest media.

8

The First 30 Years: An Innovative Leader

Southwest was once an industry leader with an innovative model and a unique customer-facing approach

Invented the Low-Cost Carrier Model

Innovative model became the blueprint for many of the world's most successful airlines

Led on Customer Segmentation

Introduced two-tier pricing for off-peak travel in 1972, driving a meaningful increase in load factor

On the Cutting Edge of Technology

First major airline to create a website, which by 2000 generated over $1 billion of revenue. Southwest was also the first major airline to introduce e-tickets

Innovated on Operational Efficiency

After selling its fourth aircraft to fund its operations, Southwest dramatically reduced its turn time to 10 minutes (vs. 1 hour for peers) to maintain its schedule

Today: Southwest is "Outdated"

After years of aversion to change, the Company's strategy and operations are now outdated

"Dated commercial strategy"

Barclays, April 2024

"Industry passed them by"

Southwest Shareholder, May 2024

"Lost the passion for low-cost"

Ryanair CEO Michael O'Leary, March 2024

"Outdated approach"

Bernstein, January 2023

"Systemic failure… to modernize"

SWAPA (Pilots' Union), December 2022

"Sat out the industry's evolution"

J.P. Morgan Webcast, May 2023

ELLIOTT

Source: Company website, media articles, equity research, SWAPA.

Stronger Southwest 9

Southwest Must Change

Southwest's disappointing performance over the last several years highlights the need for new leadership and an evolution of the Company's strategy

Market Value	**Lost more than 50% of its market value in last three years**
Stock Price	**On pace for its 5th straight year of negative stock returns**
Profit Sharing	**Massive decline in annual profit sharing pay for employees**
Guidance	**Revised guidance down seven times in the last 17 months**
Margins	**Now has the worst margins of any major airline**
Operations	**December 2022 meltdown stranded over 2 million customers**
Governance	**Board lacks independence and external airline experience**
Leadership	**Executive Chairman and CEO committed to dated strategy**

> "**Talk about a fall from grace.** Of all the US airlines, Southwest has evolved the least since 9/11, relative to an industry that has undergone a massive profit transformation … We believe **substantive changes to its business model are required if margins are ever going to reclaim the high ground, but management (thus far) appears uninterested.**
>
> J.P. Morgan, December 2023

ELLIOTT

Source: Company filings, Bloomberg as of 6/7/2024, Department of Transportation, equity research. Note: Emphasis is added to the quote.

Stronger Southwest 10

Southwest's Challenges are Addressable

Southwest has the fundamental attributes necessary to restore its industry-leading position. With the right leadership and strategy, we believe today's challenges are readily addressable

Robust Network and Customer Relevance	**Largest domestic airline by passenger volume, operating an extensive domestic network with high flight frequencies that drives customer relevance**
Dominant Market Share	**Dominant market share on its routes, with over half its passengers flying on routes where Southwest has 60%+ route-level share**
Unlevered Balance Sheet	**Maintains a net cash balance sheet and has $17 billion of unencumbered assets**
Leading Loyalty Program	**Southwest's frequent flyer program generates leading loyalty economics**
Efficient and Well-Invested Fleet	**Single fleet type drives cost efficiency and Southwest's average fleet age is well-below peer average(1)**
Strong Employee Base	**Southwest's frontline employees are recognized for their best-in-class customer service. Recently resolved labor agreements provide operational stability**

> A ton of work is needed to right-size this company, **but it is fixable; they just have to want to do it…**
>
> Melius Research, April 2024

Source: Company filings, peer company filings, Cirium as of 6/7/2024, equity research. Note: Emphasis is added to the quote. (1) Peers include American, Delta and United here and throughout these materials.

ELLIOTT Stronger Southwest 11

Stronger Southwest

A Stronger Southwest starts with improved leadership and new perspectives. The Company must refresh its Board, upgrade its leadership and embark on a comprehensive review of its strategy and operations

↗ Board Change

Significant Board change including new independent directors with external airline experience

↗ Upgraded Leadership

Current Executive Chairman and CEO are rigidly committed to the status quo. Southwest must bring in new leadership from outside of the Company for Southwest's strategy to evolve

↗ Comprehensive Business Review

New management and Board-level committee will conduct a thorough review of Southwest's strategy and operations with the goal of rapidly restoring best-in-class performance

Elliott intends to pursue all available pathways to deliver the leadership changes that the Company requires

ELLIOTT

Stronger Southwest 12

Upside from a Stronger Southwest

With the right leadership, Southwest has clear line-of-sight to improving performance and reclaiming its industry-leading position

- **Reestablishes Leadership Credibility**
- **Modernizes Outdated Strategy**
- **Restores Best-in-Class Margins**
- **Higher Profit Sharing for Employees**

$49
+77%
$28
Status Quo
Stronger Southwest

We believe Southwest represents the most compelling airline turnaround opportunity in the last 20 years

ELLIOTT

Source: Bloomberg as of 6/7/2024, Elliott analysis and estimates. Additional detail on the underlying calculation is provided on page 47.

Stronger Southwest 13

An Exceptional Turnaround Opportunity

Restoring best-in-class performance should drive substantial share price upside

Estimated Share Price Upside

Upside at Realized 2025E EBITDAR Margin

Best-in-Class
Improvement
+38%
+47%
+57%
+67%
+77%
+87%

EBITDAR Margin	15%	16%	17%	**18%**	**19%**	**20%**
Share Price	$38	$41	$43	**$46**	**$49**	**$52**
Margin vs. 2018	(6%)	(5%)	(4%)	**(3%)**	**(2%)**	**(1%)**
Peer Avg. vs. 2018	(1%)	(1%)	(1%)	**(1%)**	**(1%)**	**(1%)**

Best-in-class margin target is still below levels Southwest historically achieved

ELLIOTT

Source: Bloomberg as of 6/7/2024, Company filings, peer company filings, Elliott analysis and estimates. Additional detail on the underlying calculation is provided on page 47.

Stronger Southwest 14

Stronger Southwest

01 Executive Summary

02 Southwest Has Underperformed

03 Southwest Requires Change

04 A Stronger Southwest

ELLIOTT

Stronger Southwest 15

What's different [for Southwest] vs. some of the smaller domestic airlines is that Southwest has the network depth & breadth, balance sheet and brand to pivot quickly. Unfortunately, they have been slow to move, while industry costs ballooned. <u>Given the lack of pivot, the revenue outcomes for Southwest have, frankly, not been acceptable in the current environment.</u>

Melius Research, April 2024

Source: Equity research. Note: Emphasis is added to the quote.

16

Shares Have Deeply Underperformed

Southwest has substantially underperformed peers and the S&P 500 over all relevant time periods. Returns rank in the bottom 10% of the S&P 500 over the last two and four years and in the bottom 5% over the last three and five years

Southwest Cumulative Total Shareholder Return, Relative to Peers and the S&P 500

1-Year
2-Year
3-Year
4-Year
5-Year
CEO Tenure (1)
March 2020 Low (2)
16
(41)
(15)
(35)
(5)
(64)
(50)
(69)
2
(61)
(43)
(83)
13
(74)
(50)
(103)
20
(37)
(6)
(144)
(6)
(64)
(60)
(59)
(19)
(144)
(156)
(144)
vs. AAL
vs. DAL
vs. UAL
vs. S&P 500

ELLIOTT
Source: Bloomberg as of 6/7/2024. (1) Cumulative TSR since 1/31/2022. (2) Cumulative TSR since 3/19/2020.
Stronger Southwest 17

Extraordinary Decline in Southwest's Value

Southwest's enterprise value has declined 44% since 2019, reflecting a substantial diminution in investors' views of Southwest's future earnings power. In contrast, peer enterprise values are only 5% below 2019 levels on average[(1)]

Southwest Year-end Enterprise Value Since 2014(2)
$ in Billions
$31
$30
$33
$41
$27
$28
$27
$23
$17
$15
$16
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
Today
The market value of Southwest's aircraft ($17B)(3) exceeds the TEV of Southwest, implying no value from operating the largest domestic airline beyond the value of the aircraft

> Presently, **investors are not convinced that the company can return to its former glory** based on how the stock has been trading of late.
>
> Deutsche Bank, April 2024

Source: Company filings, peer company filings, Bloomberg as of 6/7/2024, Cirium as of 6/7/2024, equity research. Note: Emphasis is added to the quote. (1) Delta, American and United enterprise values are 4%, 1% and 11% below 2019 levels, respectively. (2) Enterprise value is adjusted for pension and capitalized aircraft leases. (3) Reflects Cirium's estimated market value of Southwest's fleet.

ELLIOTT Stronger Southwest 18

Southwest's Issues Are Unique

While peer EBITDAR is expected to be in-line with or meaningfully exceed pre-COVID levels, Southwest EBITDAR is expected to be nearly 50% lower despite record travel demand

EBITDAR vs. 2018[(1)]
$ in Billons

2018A
2024E
$7.9
$9.7
$6.3
$8.2
$6.9
$6.8
$4.5
$2.4
-48%
DELTA
UNITED
American Airlines
Southwest

“ These record top-line results are not translating to record profitability, nor the Southwest standard of profitability levels (i.e., Southwest was once a profit leader) … [Southwest's margins are] roughly **1,000 basis points below the industry leader.**

Deutsche Bank, October 2023

ELLIOTT

Source: Company filings, peer company filings, Bloomberg as of 6/7/2024, equity research. Note: Emphasis is added to the quote. (1) Historical figures reflect adjusted EBITDAR. 2024E EBITDAR reflects consensus estimates.

Stronger Southwest 19

From Best- to Worst-in-Class Margins

In 2018, Southwest had best-in-class margins. Today, Southwest's margins are the lowest in the peer group and approximately 900 basis points below best-in-class

EBITDAR Margins vs. Peers[(1)]

2018A
2024E
18%
17%
15%
14%
15%
12%
21%
8%
-1,300 bps
DELTA
UNITED
American Airlines
Southwest

ELLIOTT

Source: Company filings, peer company filings, Bloomberg as of 6/7/2024. (1) Historical figures reflect adjusted EBITDAR margins. 2024E margins reflect consensus estimates.

Stronger Southwest 20

Substantial Revenue Underperformance

Southwest's dated commercial strategy has resulted in the worst unit revenue performance among its peers since 2018

Unit Revenue Growth vs. Peers (2018 – 2023)

Revenue Per Available Seat Mile or "RASM"(1)

23%
21%
20%
11%
UNITED
DELTA
American Airlines
Southwest

Unit Revenue Growth vs. Peer Domestic Average

Passenger Revenue Per Available Seat Mile or "PRASM" Indexed to 2012

2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023
(2%)
(2%)
(3%)
(2%)
(4%)
(7%)
(6%)
(4%)
(11%)
(17%)
Dated commercial strategy has created a unit revenue headwind for over a decade

ELLIOTT Source: Company filings, peer company filings. (1) Delta figures reflect adjusted RASM.

Stronger Southwest 21

Bottom-tier Unit Cost Performance

Southwest has delivered peer-worst unit cost performance over the past five years. Poor cost control undermines Southwest's competitive positioning as a low-cost carrier

Change in Unit Costs vs. Peers (2018 – 2023)

Cost Per Available Seat Mile Excluding Fuel, Profit Sharing and Special Items or "CASMx"(1)

30%
And guided to increase further by an outsized 7-8% YoY in 2024
28%
19%
19%
Southwest
DELTA
UNITED
American Airlines

> Southwest **has lost the passion for low-cost**, low-fare air travel.
>
> Ryanair CEO Michael O'Leary, March 2024

> **Costs are the real glaring issue at Southwest** as they over-hired (23% more headcount vs. '19) during the recovery phase and have seen productivity decline (capacity is up 13.8% vs. '19)…
>
> Melius, January 2024

> Southwest is tied (with United) for **the most growth, but its unit cost inflation is still worse than all others.**
>
> J.P. Morgan, July 2023

> When [CEO Bob Jordan] came to the SWAPA Board of Directors meeting, **he said specifically that operations wasn't his strong suit**.
>
> SWAPA President Casey Murray, August 2022

ELLIOTT

Source: Company filings, peer company filings, equity research, media reports, SWAPA. Note: Emphasis is added to all quotes. (1) American reported CASMx includes profit sharing expense. Profit sharing expense is excluded in these materials for comparability.

Stronger Southwest 22

December 2022 Operational Meltdown

Southwest's operational meltdown stranded 2 million customers over the holidays and drove 30%+ share price underperformance relative to peers over 2 months[(1)]

Indexed Relative Share Price Performance vs. Peers

100
95
90
85
80
75
70
65
60
1
Southwest begins **cancelling holiday flights** after its software system was overwhelmed during a winter storm. Just over a year earlier **Gary Kelly had touted Southwest's "wonderful technology"**
2
Southwest discloses it cancelled **16,700 flights** resulting in a **$700+ million of pre-tax losses**
3
Southwest reports Q4 earnings, with CEO Bob Jordan stating that **"...Our processes and technology generally worked as designed."**
4
Southwest testifies before Congress on the meltdown which stranded over 2 million customers. CEO Bob Jordan was notably absent
12/20/22
12/27/22
1/3/23
1/10/23
1/17/23
1/24/23
1/31/23
2/7/23
2/14/23
2/21/23
2/28/23

> **Its Reputation in Tatters, Southwest Aims to Resume Normal Schedule on Friday**
> The New York Times

> **U.S. Senators blast Southwest holiday meltdown, labelled 'unmitigated disaster'**
> THOMSON REUTERS

> **Southwest Doubles CEO Pay, Neglects Boardroom Risks Despite Crisis**
> Forbes

> **Southwest Airlines meltdown highlights insular management team**
> FORTUNE

> **Southwest hit by record $140 million fine for holiday service meltdown in 2022**
> CNN

ELLIOTT

Source: Bloomberg as of 6/7/2024, Company transcripts, Company filings, media reports, Department of Transportation. (1) Reflects share price performance relative to peers from 12/20/2022 to 2/28/2023.

Stronger Southwest 23

Poor Performance Has Cost Employees

Southwest's poor financial performance has cost employees tens of thousands of dollars on average due to lower profit sharing and declines in the value of Southwest stock held by retirement plans

Annual Profit Sharing

$ of Profit Sharing Expense per Average Full-time Equivalent Employee

$11,157
Down
>$9,600
Annually
$1,555
2019
2023

Value of Southwest Stock Held by Retirement Plans

Estimated $ per Average Employee Account(1)

$20,473
c.$10,000
Loss
$10,525
Value of Shares in 2019
Value of Shares Today

"

[2023 profit sharing was] **definitely underwhelming**. And it's probably going to continue that way for another year or two... We have a little bit of a revenue problem right now, right?... We also have a lot of cost creep on the expense side of the house, right? **So in order to have profit sharing, you have to have profits. And so those profits have been shrinking**.

Southwest Captain Damian Jennette, February 2024

ELLIOTT

Source: Company filings, Department of Labor, Bloomberg as of 6/7/2024, SWAPA. Note: Emphasis is added to the quote. (1) Reflects the average decline in value of Southwest shares held by Company retirement plans per participant. Based on average shares held per participant account as of 12/31/2019 and the change in share price from 12/31/2019 to 6/7/2024.

Stronger Southwest
24

Stronger Southwest

01 Executive Summary

02 Southwest Has Underperformed

03 Southwest Requires Change

04 A Stronger Southwest

ELLIOTT Stronger Southwest 25

"We'd obviously welcome a substantive turnaround plan from Southwest… In our opinion, bona fide turnarounds often include meaningful changes in network composition, fleet overhauls, and revisions to business models. Management turnover is sometimes a component, as are changes in pricing philosophy… Unfortunately, we don't believe Southwest is eager to meaningfully engage in such changes..."

J.P. Morgan, April 2024

Note: Emphasis is added to the quote.

26

More Time Will Not Fix Southwest's Issues

Southwest requires decisive action and stronger oversight to restore confidence after years of deteriorating execution

FAILURE TO EVOLVE STRATEGY

- 4+ years of consistent disappointments and self-inflicted performance deterioration
- Complacent approach and lack of urgency to confront challenges
- Preference for incrementalism resulting in a series of failed improvement initiatives
- Poor cost execution that has resulted in billions of incremental costs relative to initial targets

EXIT

Investors appear to have given up on Southwest and believe today's performance is the "new normal"

- 16 downgrades and 0 upgrades since year-end 2022[(1)]
- Estimates well below prior earnings power
- Market value of Southwest's aircraft exceeds the Company's enterprise value

Source: Company filings, Bloomberg as of 6/7/2024, Cirium as of 6/7/2024. (1) Analyst upgrades and downgrades reflect cumulative net rating changes here and throughout these materials.

ELLIOTT Stronger Southwest 27

Four Years of Consistent Disappointments

Southwest has underperformed peers on **17 of its last 20** significant earnings events

1-Day Stock Performance vs. Peers After Significant Earnings Events

(9.2%)
(5.0%)
0.2%
(4.8%)
1.2%
(2.5%)
(2.9%)
(2.6%)
(0.3%)
(0.7%)
(6.4%)
2.1%
(0.1%)
(3.2%)
(4.8%)
(7.3%)
(1.5%)
(9.2%)
(12.8%)
(9.3%)
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
2021 Analyst Day
Q4 2021
Q1 2022
Q2 2022
Q3 2022
2022 Analyst Day
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
March 12 Guidance Update
Q1 2024

ELLIOTT

Source: Bloomberg as of 6/7/2024.

Stronger Southwest

28

CEO Commentary Disconnected From Reality

In the face of deteriorating financial performance, CEO Bob Jordan claims that performance is "great" and that he is "very proud"

Event	Decline in EBIT Consensus[1]	Management Perspective on Performance
Q1'23 Earnings	(13%)	"But for the ops disruption, **we would have had a very strong profit** in the first quarter. Second quarter, our guide is **really strong**." CEO Bob Jordan on CNBC
Q2'23 Earnings	(23%)	"You know, **the quarter was great** … We're predicting record revenues again in the third quarter. **Record passengers. Record flights**." CEO Bob Jordan on CNBC
Q3'23 Earnings	(60%)	"We had a **great quarter** in the third quarter. We're forecasting **record revenue and record passengers** again for the fourth quarter." CEO Bob Jordan on CNBC
Q4'23 Earnings	(72%)	**"We had a great 2023.** Record operating revenue, record passengers, record loyalty revenue." CEO Bob Jordan on CNBC
Proxy Statement	(73%)	"I am **extremely proud** of our progress and accomplishments in 2023—**we ended the year a better Company**…" CEO Bob Jordan in 2024 Proxy Statement
Q1'24 Earnings	(78%)	"We had a **strong first quarter, despite the financial results**." CEO Bob Jordan on CNBC
Annual Meeting	(85%)	"I'm **very proud** of the Company's progress in 2023 … we entered 2024 a **stronger company**." CEO Bob Jordan at Annual Shareholder Meeting

Source: Company filings, Company transcripts, Bloomberg as of 6/7/2024, CNBC. Note: Emphasis is added to all quotes. (1) Reflects change in consensus 2024E EBIT since 12/31/2022.

ELLIOTT Stronger Southwest 29

Leadership Has Ignored Calls for Change

Investors and research analysts have been calling for changes for years, but Southwest's management and Board have pressed forward with incrementalism and inaction

> Quite frankly, I think **[regaining the high ground] is going to require evolution**. We've been concerned about Southwest for some time, that it has mostly, not entirely, but mostly sat out the industry's evolution… They have a product and price points that skew more toward discount airlines but a cost structure overall that skews a bit more toward the Big 3. It's a bit of an identity crisis.
>
> J.P. Morgan Webcast, May 2023

> Everything [they're] doing is incremental. [They] **need to make radical changes**.
>
> Wolfe Research Weekly Webcast, October 2023

> …What might you consider strategically or put on the table that hasn't been on the table before? So if we think about things like seat assignments, basic economy, bags fly free, historically, those have been sacrosanct… **If you have lagging margins, it may require a harder look**.
>
> Evercore Analyst on Q3 2023 Earnings Call, October 2023

> There is **a lot of debate about the airline's lack of a premium product vs. peers and ancillary revenue opportunities** beyond boarding… The drum beat on closing the margin gap with the network airlines will continue to beat louder…
>
> Cowen, January 2024

> **Time to pull the RASM lever?**… The main – and perhaps only – lever they have now to overcome cost inflation is to boost RASM… LUV still remains at a relative disadvantage to all their major competitors in the pursuit of premiumization.
>
> Morgan Stanley, January 2024

> We have **long made the case that the Company's inability to monetize its cabin** and participate in various high-margin revenue streams was a drag on relative margin performance.
>
> Deutsche Bank, April 2024

ELLIOTT

Source: Equity research and Company transcripts. Note: Emphasis is added to all quotes.

Stronger Southwest 30

Entrenched Views on Strategy

Southwest's leadership has written off key commercial innovations and revenue opportunities across the airline industry for the last 15 years

Management Has Historically Ruled Out Industry-Standard Commercial Initiatives...

	DELTA	UNITED	American Airlines	Southwest
Assigned Seating	✓	✓	✓	Until recently: "We are not looking at assigning seats right now. We are not talking about assigning seats now, and we're not talking about looking at it at some time in the future."
Premium Products	✓	✓	✓	"I think things like curtains and things like that are a bit far afield from [who] Southwest Airlines is."
Basic Economy	✓	✓	✓	"You're not going to see basic economy from Southwest. That's not what we do."
Checked Bag Fees	✓	✓	✓	"Absolutely never"

...Despite Skepticism From Investors and Industry Executives

> Exiting of competitive hub airports drives questions of long-term competitiveness of Southwest's **dated commercial strategy**... [We] are concerned Southwest may need a strategic overhaul...
>
> Barclays, April 2024

> They put out all this schlock about 'our passengers are our guests, and you wouldn't want to charge your guests for their bags,' but **why do you charge for the seats if that's the case? Give it all away for free**.
>
> Ryanair CEO Michael O'Leary, March 2024

ELLIOTT

Source: Company websites, Company transcripts, equity research, media reports. Note: Emphasis is added to all quotes.

Stronger Southwest 31

Management Opted for Small Changes…

To date, Southwest's approach has focused on incrementalism rather than an unbiased evaluation of all available opportunities

Initiatives Portrayed as Transformative Are Actually Incremental

> **We have transformed before, adding things like WiFi, larger bins and in-seat power, and we will continue to adapt as needed.**
>
> **CEO Bob Jordan, April 2024**

Examples of Initiatives

- Larger Overhead Bins
- Upgraded Wi-Fi
- In-Seat Power
- Network Changes
- Targeted Flight Adds
- Growth in Core Cities
- Mobility / Digital Tools
- Flight Scheduling
- Turn Execution
- Training & Proficiency

> **Larger overhead bins? Improved WiFi? … We're not convinced [these] drive share shift** when Southwest fails to offer a pricing advantage vs. a nonstop competitor.
>
> J.P. Morgan, April 2023

> In-seat power, larger overhead bins and Wi-Fi are **table stakes**…
>
> Cowen, April 2024

> …Management reduced [their guidance] to $1.0 to $1.5B (vs $1.5B) of pre-tax profit improvements from network optimization and other initiatives. However, **on our revised outlook, we're now modeling $0 benefit in 2024... Network optimization so far has been inadequate…**
>
> Seaport, April 2024

These initiatives do not deliver the strategic evolution required to remedy Southwest's challenges. They are a normal part of running the business

ELLIOTT

Source: Company filings, Company transcripts, equity research. Note: Emphasis is added to all quotes.

Stronger Southwest 32

Which Failed to Bolster Profits

Management's initiatives have not been enough to reverse Southwest's declining profitability despite management's frequent reaffirmation that they are delivering

Incrementalism Has Not Bolstered Profitability

+$1.0B - $1.5B
$5.7B
+$1.0B - $1.5B
90% Lower
$3.2B
"… About $1.5 billion in incremental year-over-year pre-tax profit from our network optimization efforts and the contributions from our portfolio of strategic initiatives, is driving us to expect additional revenue records."
CEO Bob Jordan, January 2024
"The last set of initiatives that we took you through several years ago, the $1 billion to $1.5 billion in EBIT this year, are paying off."
CEO Bob Jordan, October 2023
$0.5B
2018 EBIT(1)
2022 - 2023 Initatives
2024 Initatives
Implied 2024 EBIT
Consensus 2024 EBIT

ELLIOTT

Source: Company filings, Company transcripts, Bloomberg as of 6/7/2024. Note: Emphasis is added to all quotes. (1) Reflects adjusted EBIT.

Stronger Southwest 33

2023 Cost Execution Missed Targets…

Management revised unit costs up four times in 2023. Poor execution has substantially eroded management's credibility and damaged Southwest's competitive positioning as a low-cost carrier

Unit Cost Guidance Revisions in 2023

FY'23 Unit Costs Excluding Fuel, Profit Sharing and Special Items ("CASMx") Growth Guidance vs. FY'22 Expectations Pre-Meltdown(1)

$1.3 Billion of Incremental Costs
(2%)
(1%)
+2%
+3%
+5%
+5%
2022 Investor Day (Original Guidance)
Q4'22 Earnings
2023 J.P. Morgan Conference
Q1'23 Earnings
Q2'23 Earnings
FY'23 Actual

ELLIOTT

Source: Company filings. (1) 2022 baseline reflects FY'22 CASMx guidance as of the Company's December 2022 Investor Day and prior to the December 2022 meltdown.

Stronger Southwest 34

And 2024 is Off to an Even Worse Start

Only 11 months ago, management said it was "absolutely committed" to driving unit costs down in 2024. Today, management is guiding to a 7-8% increase, representing $1.7B of incremental costs

Unit Costs have Substantially Missed Expectations

Guidance for FY'24 Unit Costs Excl. Fuel, Profit Sharing and Special Items or "CASMx" Growth vs. FY'23

$1.7B of Incremental Costs(1)
+7.0% - 8.0%
+5.5% - 7.0%
"Absolutely Committed to … Unit Cost Down"
July 2023
February 2024
April 2024

April 2023	"We are **very focused** on bending our cost down again in 2024." CFO Tammy Romo
June 2023	"We've got a lot of **opportunity** to now go work on **bringing out inefficiencies…**" CEO Bob Jordan
July 2023	"As we look ahead to next year, **we are absolutely committed to driving our unit cost down**." CFO Tammy Romo
Jan. 2024	"Our [FY'24] CASMx guidance of a **6% to 7% increase** year-over-year is also essentially driven by labor and maintenance cost pressures…" CFO Tammy Romo
April 2024	"[We expect] our full year CASM-X **to increase in the range of 7% to 8%** year-over-year, elevated from our previous full year CASM-X guidance due to lower capacity plans in the second half of the year." CFO Tammy Romo

ELLIOTT

Source: Company filings, Company transcripts. Note: Emphasis is added to all quotes. (1) Baseline costs assume year-over-year CASMx declines of 1.5% for FY'23 (per FY'23 guidance provided with Q2'23 earnings) and 1.0% for FY'24 (estimated per management's commentary).

Stronger Southwest 35

Simplistic Growth Strategy is Failing

A significant increase in unprofitable flying driven by a growth strategy focused on capacity expansion (rather than product innovation) appears to have driven substantial unnecessary losses

Substantial Increase in Uneconomic Flying

% of Domestic Capacity on Routes with Less than 70% Load Factor

2018
2023
12%
2%
3%
3%
2%
1%
2%
1%
Southwest

Example of Growth Ambition: Hawaii Inter-island Markets

Average Inter-island Fares and Load Factors[(1)]

Average Load Factor
Average Fare
Southwest enters inter-island markets in 2019
73%
$74
74%
$54
36% lower load factor and 49% lower fares vs. 2018 Hawaiian
47%
$38
HAWAIIAN AIRLINES
2018
HAWAIIAN AIRLINES
2023
Southwest
2023

> “ If you look even at the big airlines that have lower margins than the top two, **there's a core airline within them that has the same kind of margins as United and Delta, but it's dragged down by the stuff that loses money.**
>
> United CEO Scott Kirby, June 2024

ELLIOTT

Source: Cirium as of 6/7/2024, media reports. Note: Emphasis is added to the quote. (1) Hawaii inter-island markets include HNL, ITO, KOA, LIH and OGG.

Stronger Southwest
36

Leadership Must Be Upgraded

We believe new leadership is required at Southwest after years of consistent disappointments and a steadfast commitment to the status quo. **The Executive Chairman and CEO, who have spent a cumulative 74 years at Southwest, have presided over a period of stunning underperformance at the Company. Further, they have demonstrated that they are not up to the task of modernizing Southwest**

Bob Jordan's 2-Year Tenure as CEO

- **8 Negative Guidance Revisions**
- **-84% Decline in 2024 EBIT Expectations**
- **-43% TSR Underperformance Relative to Peers**
- **-36% TSR and a -34% Decline in Enterprise Value**
- **13 Analyst Downgrades and Not a Single Upgrade**
- **December 2022 Meltdown Stranded Over 2 Million Customers**
- **Share Price Underperformance on 10 of 11 Significant Earnings Events**

> **"So I think the [strategic] daylight between [me and Gary Kelly] is, yes, there's some, but it's really small, and it's absolutely none of the fundamentals.**
> CEO Bob Jordan, December 2021

ELLIOTT

Source: Company filings, Company transcripts, Bloomberg as of 6/7/2024, Department of Transportation.

Stronger Southwest 37

Management is Viewed as Worst-in-Class

In an independent survey, Southwest ranked last on every metric and investors expressed low confidence in management's capabilities

Shareholders Rate Southwest Worst Among Peers

Independent Shareholder Survey

	Cost & Operations	Monetization	Strategy Innovation	Management Quality
DELTA	Best	Best	Best	Best
UNITED	2nd	2nd	2nd	2nd
American Airlines	3rd	3rd	3rd	3rd
Southwest	**Worst**	**Worst**	**Worst**	**Worst**

"The rate limiter on [a new strategy] is the CEO. I don't have a lot of confidence he is the right person at this stage… **The Street would be widely supportive of a change.**

Southwest Shareholder

"I have **zero confidence this team can get this right**… I rarely call for wholesale change at a company, but that is what is needed here.

Southwest Shareholder

"The CEO is a headwind to a turnaround. **Firing him is the tailwind.**

Southwest Shareholder

"I would rate them as the **worst performing management team in airlines.** This was a company that has **destroyed more value based on their own inaction** than anyone else in the industry. They need to go.

Southwest Shareholder

ELLIOTT

Source: Shareholder survey. Note: Emphasis is added to all quotes.

Stronger Southwest 38

Analysts Have Given Up on Southwest

While once a consensus "Buy", sentiment on Southwest has substantially deteriorated amid poor execution and failed efforts to get back on track

Analyst Ratings in December 2022[1]

75%
BUY (15)
HOLD (5)

Analyst Ratings in June 2024[1]

20%
BUY (4)
HOLD (10)
SELL (5)
NR (1)

ELLIOTT

Source: Bloomberg as of 6/7/2024. (1) Analysts include Argus, Barclays, Bernstein, BNP Paribas, BofA, Citi, Deutsche Bank, Evercore, Goldman Sachs, Jefferies, J.P. Morgan, Melius Research, Morgan Stanley, Morningstar, Raymond James, Redburn Atlantic, Seaport, Susquehanna, TD Cowen and Wolfe Research here and throughout these materials. Excludes analysts that did not have ratings at either the start or end of the measured period.

Stronger Southwest 39

Stronger Southwest

01 Executive Summary

02 Southwest Has Underperformed

03 Southwest Requires Change

04 A Stronger Southwest

ELLIOTT

Stronger Southwest 40

Stronger Southwest

Board Changes

Southwest's Board needs new directors with the relevant experience to challenge the current strategy and the independence to hold management accountable

Upgraded Leadership

Comprehensive Business Review

New management and Board-level committee will conduct a thorough review with the goal of modernizing Southwest's strategy and restoring best-in-class performance

41

Board Change is Needed at Southwest

We believe Southwest's Board lacks the airline industry experience and independence required to hold management accountable and drive necessary strategic changes

Problematic Board Composition and Independence

No Independent Directors with Airline Operating Experience

Majority of Independent Directors were Recruited by Gary Kelly(1)

Key Board Roles are Populated by Long-Tenured Directors

Key Board Position	Director	Tenure
Chairman (Executive)	Gary Kelly	20
Lead Independent Director	William Cunningham	24
Chair of Nom./Gov. Committee	Veronica Biggins	13
Chair of Comp. Committee	David Biegler	18

"Lead outside director William H. Cunningham, has been a board member for 22 years. Seven have served for more than a decade. In other words, they've remained in place, gripping their seats with what George Orwell referred to as "prehensile bottoms," throughout the company's period of declining customer service and during its scheduling disaster."

Michael Hiltzik, Los Angeles Times, January 2023

ELLIOTT

Source: Company filings, Company website, media reports. Note: Emphasis is added to the quote. (1) Seven of 12 independent directors were either proposed for consideration or identified as director candidates by Gary Kelly.

Stronger Southwest 42

An Improved Southwest Board

Southwest needs new independent directors with relevant expertise to challenge entrenched thinking, drive strategic changes and hold management accountable

Independent Director | Independent Director | Independent Director | Independent Director | Independent Director | Independent Director | Independent Director | Independent Director | New CEO | Independent Chair

- Airline Operating Experience ↗
- Consumer and Hospitality Experience ↗
- Retire "Executive Chairman" Structure ↗
- Reconfigured Committees ↗
- Unimpeachable Independence ↗

ELLIOTT
Stronger Southwest 43

New Leadership is Needed

Lack of outside perspectives and long tenure have contributed to Southwest's stagnation. Leadership from outside of Southwest is necessary for the strategy to evolve

Tenure of Southwest Executives

Years at Southwest
Years at Other Airlines
Of the eight most senior executives at Southwest, only one has experience at another airline (3 years)
38
36
33
32
23
22
3
11
9
G. Kelly | Executive Chairman
B. Jordan | President & CEO
T. Romo | EVP / CFO
L. Rutherford | Chief Admin. Officer
J. Jones | EVP of Operations
R. Green | EVP / Chief Commercial Officer
A. Watterson | EVP / COO
J. Van Eaton | EVP / Chief Legal Officer

Gary Kelly, Executive Chairman	**Bob Jordan,** President & CEO
38 Years at Southwest	36 Years at Southwest
No External Airline Experience	**No External Airline Experience**
CEO for 18 Years CFO for 15 Years	EVP in Various Roles Since 2006
2023 Pay: $9 MM	2023 Pay: $9 MM
LUV Relative TSR During Tenure as Chairman[1] vs. DAL: (592)% vs. UAL: (220)% vs. SPX: (281)%	**LUV Relative TSR During Tenure as CEO[2]** vs. AAL: (6)% vs. DAL: (64)% vs. UAL: (60)% vs. SPX: (59)%

> "As Gary transitions to the Executive Chairman role, we are completely aligned in terms of the direction of the company. There are things, of course, that we want to work on, but **this is not a change to Southwest Airlines, 90 degrees either direction. We're extremely aligned**. **We're not reinventing the company post-pandemic**. It's quite the opposite... And I just want to stop and express my gratitude to my friend, Gary Kelly. He's been my sponsor, my mentor for 34 years. You couldn't have a better one. He's my friend.
>
> CEO Bob Jordan, December 2021

ELLIOTT

Source: Company website, Company filings, Company transcripts, Bloomberg as of 6/7/2024. (1) Cumulative TSR since 5/20/2008. (2) Cumulative TSR since 1/31/2022. Note: Emphasis is added to the quote.

Stronger Southwest 44

Upgraded Leadership

We believe Southwest needs new leadership from outside the Company that has the capabilities to improve operational execution and drive strategic changes

- **Relevant Transportation Industry Experience**
- **Strong Operational Capabilities**
- **Track Record of Shareholder Value Creation**
- **External Hire with Fresh Perspectives**

New leadership to be laser-focused on executing against plan targets, with a refreshed Board providing strong oversight

Updated Strategy

Commercial Approach

Improved Value Proposition

Modernized Operations

ELLIOTT

Stronger Southwest 45

Comprehensive Business Review

A new board-level committee, assisted by independent advisors, will lead a comprehensive business review to modernize Southwest and restore best-in-class profitability

Review Committee Focus

- Commercial Strategy
- Unit Cost Performance
- Network Performance and Optimization
- Capital Allocation and Fleet Plans
- Technology

OUTPUT OF REVIEW

- ↗ Improved Unit Revenue
- ↗ Lower Unit Costs
- ↗ Best-in-Class Profitability
- ↗ Substantial FCF Generation

Restoration of Best-in-Class Margins

2025E EBITDAR Margin[1]

+800 basis points
11%
19%
Status Quo
Stronger Southwest

ELLIOTT

Source: Bloomberg as of 6/7/2024, Elliott analysis and estimates. (1) Status quo margins reflect consensus estimates.

Stronger Southwest 46

The Opportunity at Southwest

We expect 67% - 87% share price upside as Southwest restores its best-in-class margins and we believe a turnaround is eminently achievable

→ **Southwest's return to best-in-class margins should drive substantial share price upside of 67% - 87% and c.$3B - 4B of annual free cash flow**

Share Price Upside

$ in Billions Unless Otherwise Noted				Best-in-Class		
Realized EBITDAR Margin	**15%**	**16%**	**17%**	**18%**	**19%**	**20%**
2025E Revenue	30.7	31.0	31.3	31.6	31.9	32.2
2025E EBITDAR	4.6	5.0	5.3	5.7	6.1	6.4
Peer Average TEV/EBITDAR[1]	4.8x	4.8x	4.8x	4.8x	4.8x	4.8x
Total Enterprise Value	**$22.1**	**$23.7**	**$25.5**	**$27.2**	**$29.0**	**$30.8**
Adjusted Net Cash[2]	0.8	0.8	0.8	0.8	0.8	0.8
In-the-Money Convert Above Face Value[3]	(0.0)	(0.2)	(0.3)	(0.4)	(0.5)	(0.6)
Market Capitalization	**$22.9**	**$24.4**	**$26.0**	**$27.7**	**$29.3**	**$31.0**
Shares Outstanding (M)	598	598	598	598	598	598
$/Share	**$38**	**$41**	**$43**	**$46**	**$49**	**$52**
Upside vs. Current Price	**38%**	**47%**	**57%**	**67%**	**77%**	**87%**
Memo: Equity Free Cash Flow	**$2.3**	**$2.6**	**$2.9**	**$3.2**	**$3.5**	**$3.8**

→ **This upside is eminently achievable and may actually be conservative with strong execution; on a pro forma basis Southwest's relative margin performance vs. 2018 would still be in-line with or worse than peers**

2025E Margin and EBITDAR vs. 2018 Levels Relative to Peers[4]

				Best-in-Class		
Southwest Pro Forma 2025E Margin vs. 2018	**(6%)**	**(5%)**	**(4%)**	**(3%)**	**(2%)**	**(1%)**
Delta	(1%)	(1%)	(1%)	(1%)	(1%)	(1%)
United	(0%)	(0%)	(0%)	(0%)	(0%)	(0%)
American	(2%)	(2%)	(2%)	(2%)	(2%)	(2%)
Peer Average 2025E EBITDAR Margin vs. 2018	**(1%)**	**(1%)**	**(1%)**	**(1%)**	**(1%)**	**(1%)**
Southwest Pro Forma 2025 $ EBITDAR vs. 2018	**2%**	**10%**	**17%**	**25%**	**34%**	**42%**
Delta	33%	33%	33%	33%	33%	33%
United	45%	45%	45%	45%	45%	45%
American	10%	10%	10%	10%	10%	110%
Peer Average 2025 $ EBITDAR vs. 2018	**29%**	**29%**	**29%**	**29%**	**29%**	**29%**

Source: Company filings, peer company filings, Bloomberg as of 6/7/2024, Elliott analysis and estimates. (1) TEV is adjusted for pension and capitalized aircraft leases. (2) Reflects cash net of debt, capitalized aircraft leases and pension. (3) Reflects dilution from in-the-money convertible debt in excess of face value. (4) Peer 2025E figures reflect consensus estimates.

ELLIOTT
Stronger Southwest
47

The Best Path Forward for Employees

We believe a Stronger Southwest would deliver substantially more value to employees from higher profit sharing driven by enhanced profitability and better share price performance

Annual Profit Sharing Expense[1]

c.$790M
Annual
Increase
$901M
$110M
2023
Stronger Southwest

Value of Retirement Plan's Southwest Stock[2]

c.$440M
Increase
$1,020M
$578M
Today
Stronger Southwest

ELLIOTT

Source: Company filings, Department of Labor, Bloomberg as of 6/7/2024, Elliott analysis and estimates. (1) Stronger Southwest reflects estimated 2025E profit sharing expense assuming Southwest realizes 19% EBITDAR margins. (2) Based on shares held by Southwest retirement plans as of year-end 2022 (latest available disclosure) and assuming the $49 target share price implied by the Stronger Southwest calculation.

Stronger Southwest
48

Stronger Southwest

The Stronger Southwest plan ambitiously addresses the Company's key issues and delivers a brighter future for Southwest

Problem	Solution
✕ Lagging Unit Revenue, Underperforming Unit Costs and Eroded Profitability	✓ Comprehensive Review to Modernize Strategy and Improve Profitability
✕ Leadership Unwilling to Change	✓ Board Change and Upgraded Leadership
✕ $28 Share Price Below March 2020 Lows	✓ $49 Share Price Reflective of Southwest's Value

ELLIOTT

Source: Company filings, peer company filings, Bloomberg as of 6/7/2024, Elliott analysis and estimates.

Stronger Southwest 49

Next Steps

We believe that Southwest should begin the process of change immediately, enabling the Company to be in a position to update shareholders on its go-forward strategy by year-end 2024

01
Immediate announcement of leadership change

02
Appoint new, highly qualified board members, including board members with external airline expertise

03
Commence search for new CEO from outside Southwest and implement plan for Board leadership change

04
Undertake comprehensive business review overseen by new board-level committee

Elliott looks forward to engaging with our fellow shareholders and other Southwest constituents on the best path forward for the Company

ELLIOTT
Stronger Southwest 50

Stronger Southwest

Contact Us

Website | StrongerSouthwest.com

Investors | Investors@StrongerSouthwest.com

Media | Casey Friedman
Direct: +1.212.478.1780
Email: cfriedman@elliottmgmt.com